Exhibit 99.1

Synchronoss Announces Three-Year Contract Extension with Major U.S Telecom Provider

Synchronoss Personal Cloud Enables Subscribers to Securely Backup, Manage, and Share All Types of Content Between Smartphones, Devices, and the Cloud

BRIDGEWATER, NJ (December 12, 2024) – Synchronoss Technologies, Inc. (“Synchronoss” or the “Company”) (NASDAQ: SNCR), a global leader and innovator in personal cloud platforms, today announced a three-year contract extension with a leading U.S. telecom provider. Synchronoss Personal Cloud™ enables the provider to deliver cloud offerings for users to securely backup, manage, and share content across smartphones, devices, and the cloud.

“We’re proud of our long-standing relationship with this key partner and the continued growth of our cloud user base,” said Jeff Miller, President and CEO of Synchronoss. “The latest version of the Synchronoss Personal Cloud platform integrates AI functionality, giving users new ways to enhance, create, and organize their digital content. Through AI, machine learning and other functionality, we continue to introduce new capabilities that allow service providers to deliver value to their subscribers and, create revenue-generating opportunities.”

Synchronoss Personal Cloud is a leading choice for white-label cloud solutions among global service providers and ensures data security and privacy. It provides the flexibility for operators and service providers to select which capabilities and functionality they want to offer subscribers as part of tiered plans, such as basic, value-added, and premium offerings. As a private-label, branded solution, service providers can monetize the cloud in new ways, offering subscribers upgrade options to better engage with digital content, thus reducing churn and increasing average revenue per user (ARPU).

For additional details, visit the 8K filing.

About Synchronoss

Synchronoss Technologies (Nasdaq: SNCR), a global leader in personal Cloud solutions, empowers service providers to establish secure and meaningful connections with their subscribers. Our SaaS Cloud platform simplifies onboarding processes and fosters subscriber engagement, resulting in enhanced revenue streams, reduced expenses, and faster time-to-market. Millions of subscribers trust Synchronoss to safeguard their most cherished memories and important digital content. Explore how our Cloud-focused solutions redefine the way you connect with your digital world at www.synchronoss.com.

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Media Relations Contact:
Domenick Cilea
Springboard
dcilea@springboardpr.com

Investor Relations Contact:
Ryan Gardella
ICR for Synchronoss
SNCRIR@icrinc.com

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